Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

Cellular Biomedicine Group, Inc.
Palo Alto, California

We hereby consent to the incorporation by reference in the Amended Reoffer Prospectus constituting a part of this  Registration Statement on Form S-8 of our report dated April 15, 2014, relating to the consolidated financial statements of Cellular Biomedicine Group, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Amended Reoffer Prospectus.

/s/BDO USA, LLP
Phoenix, Arizona

December 10, 2014